Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective September 15, 2020 (the “Effective Date”), by and between BioLife4d Corporation, a Delaware Corporation (the “Company”), and Kate Lewis (“Executive”).

WITNESSETH, that in consideration of the mutual promises set forth in this Agreement, the parties hereby agree as follows:

EMPLOYMENT SERVICES

1.	Employment. The Company shall employ Executive, and Executive accepts employment with the Company, beginning on the Effective Date and continuing until terminated pursuant to Section 4 below (the “Term”). Executive acknowledges Illinois is an at-will State and this Agreement constitutes an at-will employment.

2.	Position and Duties. Executive shall serve as President and shall serve at the direction of the Company’s Chief Executive Officer, Steven Morris (“CEO”). Executive shall: (a) provide guidance and direction of overall financing strategy, marketing and investor relations, product placement and market penetration, develop corporate messaging, identifying critical stakeholders, building strategic partnerships, and expanding marketplace position; (b) help secure necessary funding for short-term ongoing operations and long-term funding needs; (c) promote awareness and the image of BIOLIFE4D; (d) report directly to the CEO and the Company’s board of directors (“the Board”); (e) perform such duties and responsibilities as are reasonably requested by the CEO or the Board, and consistent with duties and responsibilities associated with such position of similar industry executives in the position; and (f) at all times, devote substantially all of Executive’s working time, attention, energies, efforts and skills to the business and affairs of the Company. Executive shall not engage in any other business activities for compensation. Executive may, however, engage in charitable, civic and fraternal activities that do not interfere with Executive’s obligations to the Company, but Executive shall not work on behalf of or for any other for-profit business during the Term of this Agreement. Executive shall work from a location approved by the CEO and shall conduct all Company business on a Company computer and in accordance with the Company’s data security policies, as implemented and updated from time to time. Executive represents and warrants to the Company that Executive is available to provide services to the Company, and that Executive has no prior or other commitments or obligations of any kind at this juncture. Executive further represents and warrants to the Company that Executive employment with the Company in the capacity described above will not violate any contract, agreement, law, regulation or court order applicable to Executive or by which Executive is bound.

3.	Compensation.

(a)	The Company agrees to pay Executive a monthly gross salary of $10,000 during the Term.

(b)	During the Term Executive shall be eligible to participate in Company sponsored benefit programs, e.g., health insurance and retirement programs, on a basis at least the same as offered to other Company executives.

(c)	The Company shall reimburse Executive for all reasonable costs and expenses incurred by Executive in performing the services, including travel and other business expenses, subject to Company’s requirements with respect to reporting and documentation of such expenses.

4.	Termination of Employment.

(a)	If Executive wishes to terminate this Agreement and her employment for any reason during the Term of this Agreement, Executive shall give the Company two weeks’ prior written notice of termination.

(b)	If Company wishes to terminate this Agreement during the Term for any reason with or without Cause, Company shall give Executive two weeks’ prior written notice of termination.

(c)	This Agreement will terminate immediately without any notice upon Executive’s death or following Executive’s Disability. For the purposes of this Agreement, “Disability” of Executive will be deemed to have occurred whenever Executive has suffered physical or mental illness, injury or infirmity, and such illness, injury or infirmity prevents Executive from performing, with reasonable accommodation, Executive’s essential job functions under this Agreement for a period of (i) sixty consecutive calendar days or (ii) an aggregate of ninety days in any 12-month period, as reasonably determined by a physician chosen by the Company. If death or Disability shall occur during the Term, all compensation due Executive shall be payable to Executive or her designated heir(s).

5.	Confidentiality and Ownership.

(a)	Executive recognizes and acknowledges that Company possesses certain Confidential Information that constitutes a valuable, special, and unique asset. As used herein, the term “Confidential Information” includes all information and materials belonging to, used by, or in the possession of Company regarding the terms of this Agreement or the Company’s operations, products, processes, services, technology, inventions, potential patents, ideas, contracts, financial information, developments, research, business strategies, pricing, current and prospective customers, marketing plans, employees, contractors, vendors, licensors, and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information is acquired by Executive, or (b) information that subsequently becomes public through no act or omission of the Executive. Executive agrees that all of the Confidential Information is and shall continue to be the exclusive property of Company, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive’s custody. Executive agrees that Executive shall not, at any time following the execution of this Agreement, use or disclose in any manner any Confidential Information of Company.

(b)	Executive acknowledges that all right, title and interest in and to all past, present and future (i) inventions, business applications, innovations, methods, designs, ideas or improvements related, directly or indirectly, to the business of Company or any client of Company and (ii) copyrights, patents, trademarks and trade names which Executive develops or creates, in whole or in part, at any time and at any place, during her employment with Company and related to or useable in connection with the business activities of Company or any client of Company (all items set forth in (i) and (ii) above are hereafter collectively referred to as the “Inventions and Innovations”) are “works made for hire” and shall be and remain forever the sole and exclusive property of Company. Executive will promptly reveal all information relating to the Inventions and Innovations to the CEO and to cooperate with Company and execute such documents as may be necessary to seek copyright, patent or trademark protection in connection therewith, at Company expense. In accordance with Section 3 of the Illinois Employee Patent Act, Illinois Public Act 83-493, Executive has been advised that this subsection (b) of this Agreement regarding ownership of Inventions and Innovations does not apply to, and Executive shall not be required to assign to Company, any Inventions and Innovations for which no equipment, supplies, facility, or trade secret information of Company was used and that was developed exclusively and entirely on Executive’s own time unless: (A) the Inventions and Innovations relate (i) to the business of Company, or (ii) to Company’s demonstrably anticipated research or development; or (B) the Inventions and Innovations result from or relate to any work performed by Executive for Company.

(c)	In the event Executive is requested or required (whether by subpoena, oral deposition, interrogatories, request for production of documents, administrative order or otherwise) to disclose any Confidential Information or the fact that Confidential Information has been made available to Executive, Executive will provide Company with prompt notice of such request or requirement, so that Company may seek, at its expense, an appropriate protective order, or so that Company may waive compliance with the terms of this Agreement. In the absence of such protective order or waiver, Executive may disclose only that portion of the Confidential Information as is legally required to be disclosed.

(d)	Executive agrees that no license is granted to Executive in or to any potential patent, copyright, trademark, tradename or any other intellectual property or rights of Company included in the Confidential Information. Company is making no representation or warranty that the Confidential Information does not infringe on any patent, copyright, trademark, tradename or any other intellectual property right of third parties.

6.	Noncompetition.

In consideration of the mutual promises contained in this Agreement between the Company and Executive, including, without limitation, those involving Confidential Information and customer goodwill, and in order to protect the Company’s Confidential Information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competition of the Company, Executive agrees, during the Term and for an additional period of one year immediately following termination of this Agreement (the “Noncompetition Term”), she will not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, directly or indirectly, individually or in the form of any business entity, own, manage, engage in, operate, control, work for, be employed by, consult with, render services for, do competitive business with or participate in the management, operation or control of, any business, whether in corporate, limited liability company, proprietorship or partnership form or otherwise, engaged in the business of the Company. This includes non-solicitation of customers and non-solicitation of employees.

7.	Assignment.

Neither party may assign this Agreement or the rights or obligations hereunder without the written consent of the other party; provided, however, the Company may assign its rights to any person that acquires the Company or substantially of its assets or operations related to this Agreement.

8.	Indemnification.

(a) Executive shall indemnify and hold harmless the Company and its officers, directors, shareholders, employees, agents and representatives for any and all third party liabilities, losses, damages, claims and expenses of any kind (each, a “Third Party Claim”), including cost and reasonable attorneys’ fees properly incurred by the Company in connection with any such Third Party Claim, to the extent arising out of Executive’s material breach of this Agreement, gross negligence, or misconduct or noncompliance with any applicable law.

(b) The Company shall indemnify, defend and hold harmless Executive and her heirs and successors from and against any Third Party Claim, including payment of Executive’s costs and attorneys’ fees incurred in connection therewith, to the extent arising out of her employment with the Company except to the extent arising out of Executive’s material breach of this Agreement, gross negligence, or misconduct or noncompliance with any applicable law. The obligations of this paragraph shall survive the termination of this Agreement.

9.	Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to conflict of law rules.

10.	Non-Waiver.

The failure of either party to enforce at any time any of the provisions or terms of this Agreement shall not be construed to be a waiver of such provision or term, nor of the right of either party to later enforce such term or provision.

11.	Severability.

In the event that any provision of this Agreement is held to be unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

12.	Entire Agreement.

This Agreement may be amended at any time by mutual agreement of Executive and the Company without additional consideration, provided that before any amendment shall become effective, it shall be reduced to writing and signed by the Company and Executive.

13.	Withholding Taxes.

The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local withholding taxes or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or Executive’s ownership interest in the Company including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity.

14.	Counterparts.

This Agreement may be executed in counterparts (including by means of facsimile or electronic portable document format (PDF)), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

15.	Dispute Resolution.

Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Chicago, Illinois, United States, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. Notwithstanding anything in the AAA rules then in effect to the contrary, there shall be full and complete discovery conducted under, and in accordance with, the Federal Rules of Civil Procedure prior to the arbitration hearing, including, without limitation, as follows (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses; and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Federal Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party in any legal action relating to any dispute or question of interpretation relating to this Agreement shall be entitled to reimbursement of all reasonable legal fees paid or incurred by the non-prevailing party in such dispute or question of interpretation relating to this Agreement. Notwithstanding the foregoing, Company shall have the right at all times to seek such remedies through any courts having proper jurisdiction, at law or in equity, in order to protect the Confidential Information, including, without limitation, obtaining injunctive relief, as set forth in Section 16 below.

16.	Remedy for Breach.

The parties hereto agree that, in the event of breach or threatened breach of Sections 5 or 6 of this Agreement by Executive, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to seek injunctive relief against Executive in the event of any breach or threatened breach of any of such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

17.	Notice

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon e-mail (with confirmed receipt), or personal delivery or one business day after being sent by recognized overnight courier service to the party to be notified at the address indicated below, or at such other address as such party may designate by 10 days’ prior written notice to the other parties:

If to Company:

Biolife4D - SM Trust c/o Steven Morris 5237 Hilltop Road

Long Grove, Illinois 60047

E-mail: smorris@biolife4d.com

with a copy to:

Horwood Marcus & Berk Chartered 500 W. Madison Street

Suite 3700

Chicago, IL 60661

Attention: Jeffrey A. Hechtman

E-mail: jhechtma@hmblaw.com

If to Executive:

Kate Lewis PO Box 5084

Buffalo Grove, IL 60089

Email: kate@nottinghamassociates.net

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Company:		Executive:

By:	/s/ Steven Morris	By:	/s/ Kate Lewis
Name:	Steven Morris	Name:	Kate Lewis
Title:	CEO